                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ------------
                                  SCHEDULE 13D
                                 (RULE 13d-101)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                              (AMENDMENT NO. 1)(1)

                       AMERICAN BIOGENETIC SCIENCES, INC.
                       ----------------------------------
                                (Name of Issuer)

                                  Common Stock
                          ----------------------------
                         (Title of Class of Securities)

                                   024611 10 5
                                  ------------
                                 (CUSIP Number)

                                   Hope Flack
                                BVF Partners L.P
                       227 West Monroe Street, Suite 4800
                             Chicago, Illinois 60606
                                (312) 263-7777
                   --------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 16, 2000
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /

     NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. SEE Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 8 Pages)


--------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 024611 10 5                 13D                 Page 2 of 9 Pages



-------------------------------------------------------------------------------
 (1) Names of Reporting Person:
          BIOTECHNOLOGY VALUE FUND, L.P.
     I.R.S. Identification No. of Above Person (Entities Only):
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
          DELAWARE
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially Owned                     0
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                        4,200,000
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                        0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                        4,200,000
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
          4,200,000
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                           / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
          7.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
          PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 024611 10 5                 13D                 Page 3 of 9 Pages



-------------------------------------------------------------------------------
 (1) Names of Reporting Person.
          BIOTECHNOLOGY VALUE FUND II, L.P.
     I.R.S. Identification No. of Above Person (Entities only)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
          DELAWARE
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially Owned                     0
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                     7,200,000
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                        0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                     7,200,000
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
          7,200,000
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                           / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
          13.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
          PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 024611 10 5                 13D                 Page 4 of 9 Pages



-------------------------------------------------------------------------------
 (1) Names of Reporting Person.
          BVF PARTNERS L.P.
     I.R.S. Identification No. of Above Person (Entities only)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
          DELAWARE
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially Owned                     0
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                     12,000,000
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                        0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                     12,000,000
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
          12,000,000
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                           / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
          21.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
          PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 024611 10 5                 13D                 Page 5 of 9 Pages



-------------------------------------------------------------------------------
 (1) Names of Reporting Person.
          BVF INC.
     I.R.S. Identification No. of Above Person (Entities only)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
          DELAWARE
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially Owned                     0
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                     12,000,000
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                        0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                     12,000,000
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
          12,000,000
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                           / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
          21.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
          IA, CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 024611 10 5                 13D                 Page 6 of 9 Pages


          This Amendment (this "Amendment") to the Statement on Schedule 13D dated February 7, 2000 (the "Statement") is being filed with the Securities and Exchange Commission on behalf of Biotechnology Value Fund, L.P., a Delaware limited partnership ("BVF"), Biotechnology Value Fund II, L.P., a Delaware limited partnership ("BVF2"), BVF Partners L.P., a Delaware limited partnership ("Partners"), and BVF Inc., a Delaware corporation ("BVF Inc." and, together with BVF, BVF2 and Partners, the "Reporting Persons") with respect to Series A Convertible Preferred Stock (the "Preferred Stock) and Warrants (the "Warrants") of American Biogenetic Sciences, Inc., a Delaware corporation ("American Biogenetic"). Class A Common Stock, par value $0.001 per share, (the "Common Stock," and collectively with the Preferred Stock and the Warrants, the "Securities") underlies both the Preferred Stock and Warrants. The principal executive office of American Biogenetic is located at 1375 Akron Street, Copiague, New York 11726.

     Item 4 is hereby amended to read in its entirety as follows:

     ITEM 4. PURPOSE OF TRANSACTIONS.

          The purpose of the acquisitions of the Securities reported herein was for investment. The Reporting Persons have been assisting American Biogenetic in various measures intended to enhance shareholder value, including introducing opportunities for strategic alliances, mergers and acquisitions. The Reporting Persons may have an interest in those companies being introduced to American Biogenetic. The Reporting Persons did not at the time of such acquisitions of the Securities, and do not presently, have any plan to acquire control of American Biogenetic. The Reporting Persons may acquire or dispose of additional Securities from time to time.

     Item 7 is hereby amended to read in its entirety as follows:

     ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

     Exhibit 1 - Agreement Regarding Joint Filing

CUSIP No. 024611 10 5                 13D                 Page 7 of 9 Pages


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.

     Dated: June 26, 2000

                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:  BVF Partners L.P., its general partner

                       By:  BVF Inc., its general partner

                            By:  /s/ Mark N. Lampert
                                 ----------------------------
                                 Mark N. Lampert
                                 President

                  BIOTECHNOLOGY VALUE FUND II, L.P.

                  By:  BVF Partners L.P., its general partner

                       By:  BVF Inc., its general partner

                            By:  /s/ Mark N. Lampert
                                 ----------------------------
                                 Mark N. Lampert
                                 President

                  BVF PARTNERS L.P.

                  By:  BVF Inc., its general partner

                       By:  /s/ Mark N. Lampert
                           ----------------------------
                           Mark N. Lampert
                           President

                  BVF INC.

                       By: /s/ Mark N. Lampert
                           ----------------------------
                           Mark N. Lampert
                           President

                                    EXHIBIT 1
                        AGREEMENT REGARDING JOINT FILING

     The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, Biotechnology Value Fund II, L.P., a Delaware limited partnership, BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the Amendment to the Statement containing the information required by Schedule 13D, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

         Dated:  June 26, 2000

                 BIOTECHNOLOGY VALUE FUND, L.P.

                 By:  BVF Partners L.P., its general partner

                      By:      BVF Inc., its general partner

                               By:  /s/ Mark N. Lampert
                                    ----------------------------
                                    Mark N. Lampert
                                    President

                  BIOTECHNOLOGY VALUE FUND II, L.P.

                 By:  BVF Partners L.P., its general partner

                      By:      BVF Inc., its general partner

                               By:  /s/ Mark N. Lampert
                                    ----------------------------
                                    Mark N. Lampert
                                    President

                  BVF PARTNERS L.P.

                  By:  BVF Inc., its general partner

                       By:  /s/ Mark N. Lampert
                           ----------------------------
                           Mark N. Lampert
                           President

                  BVF INC.

                  By:  /s/ Mark N. Lampert
                      ----------------------------
                      Mark N. Lampert
                      President